ZIONS BANCORPORATION
Press Release – Page 1
July 23, 2018

Zions Bancorporation One South Main Salt Lake City, UT 84133 July 23, 2018
www.zionsbancorporation.com
Second Quarter 2018 Financial Results: FOR IMMEDIATE RELEASE

Investor and Media Contact: James Abbott (801) 844-7637

Zions Bancorporation Reports: 2Q18 Net Earnings¹ of $187 million, diluted EPS of $0.89 compared with 2Q17 Net Earnings¹ of $154 million, diluted EPS of $0.73, and 1Q18 Net Earnings¹ of $231 million, diluted EPS of $1.09

SECOND QUARTER RESULTS

$0.89	$187 million	3.56%	12.2%
Earnings per diluted common share	Net Earnings [1]	Net interest margin (“NIM”)	Common Equity Tier 1

SECOND QUARTER HIGHLIGHTS²

Net Interest Income and NIM	•	Net interest income was $548 million, up 4%
	•	NIM was 3.56%, compared with 3.52%

Operating Performance	•	Pre-provision net revenue ("PPNR") was $263 million, compared with $264 million
	•	Adjusted PPNR³ was $270 million, compared with $268 million
	•	Noninterest expense was $428 million, compared with $405 million
	•	Adjusted noninterest expense³ was $420 million, compared with $399 million
	•	Efficiency ratio³ was 60.9%, compared with 59.8%

Loans and Credit Quality	•	Net loans and leases were $45.2 billion, up 4%
	•	Classified loans were $947 million, down 28%; and nonperforming assets were $347 million, down 29%
	•	Provision for credit losses was $12 million, compared with $10 million
	•	Net credit recoveries of 0.11% of average loans, compared with 0.06% of net charge-offs

Capital Returns	•	Return on average tangible common equity³ was 12.4%, compared with 10.2%
	•	Common stock repurchases of $120 million, 2.1 million shares, or 1.1% of shares outstanding as of March 31, 2018
	•	Common dividend increased to $0.24 per share from $0.08 per share

Notable Items	•	Our proposed merger of the Bank Holding Company into the Bank remains on track to close in the third quarter of 2018

CEO COMMENTARY

Harris H. Simmons, Chairman and CEO, commented, “Second quarter results reflect continued strong credit quality, tempered by modest linked-quarter loan growth. We experienced net recoveries this quarter and only three basis points of net loan losses as a percentage of total loans over the past twelve months. At the same time, competitive pressures in the market for commercial real estate loans led to additional runoff in that portfolio as we’ve exercised discipline with respect to pricing and terms, muting overall loan growth.” Mr. Simmons continued, “We’re encouraged by recent legislative and regulatory developments that should provide us with greater flexibility with respect to capital management, and we expect that we will be able to increase the pace of capital distribution in coming quarters. We’re also optimistic that, pending shareholder approval, we’ll be able to complete the planned merger of Zions Bancorporation into its subsidiary, ZB, N.A., by the end of the third quarter, leading to a more efficient regulatory structure for the company.”

OPERATING PERFORMANCE[3]

¹ Net Earnings is net earnings applicable to common shareholders.
² Comparisons noted in the bullet points are calculated for the current quarter versus the same prior-year period, unless otherwise specified.
³ For information on non-GAAP financial measures and why the Company presents these numbers, see pages 17-20.

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ZIONS BANCORPORATION
Press Release – Page 2
July 23, 2018

Comparisons noted in the sections below are calculated for the current quarter versus the same prior-year period, unless otherwise specified.
RESULTS OF OPERATIONS

Net Interest Income and Margin
				2Q18 - 1Q18		2Q18 - 2Q17
(In millions)	2Q18	1Q18	2Q17	$	%	$	%
Interest and fees on loans	$514	$497	$469	$17	3%	$45	10%
Interest on money market investments	7	6	5	1	17	2	40
Interest on securities	85	86	84	(1)	(1)	1	1
Total interest income	606	589	558	17	3	48	9
Interest on deposits	29	20	14	9	45	15	107
Interest on short and long-term borrowings	29	27	16	2	7	13	81
Total interest expense	58	47	30	11	23	28	93
Net interest income	$548	$542	$528	$6	1	$20	4
				bps		bps
Net interest margin	3.56%	3.56%	3.52%	—		4
Net interest income increased to $548 million in the second quarter of 2018 from $528 million in the second quarter of 2017. The $20 million, or 4%, increase in reported net interest income was attributable to a $45 million increase in interest and fees on loans, resulting from increases in short-term interest rates and loan growth in consumer and commercial loans, partially offset by an increase to interest expense. The prior year period included $16 million of interest recoveries of at least $1 million per loan, while the current period included only $1 million of such recoveries. Adjusted for these interest income recoveries, the increase in net interest income relative to the prior year period would have been 7%. The $28 million increase in interest expense was evenly distributed between higher rates paid on deposits and an increase in interest on short and long-term borrowings.
The yield on interest earning assets increased 6 basis points, compared with the first quarter of 2018, and 21 basis points, compared with the second quarter of 2017. When adjusted for interest recoveries of $1 million in the second quarter of 2018, $11 million in the first quarter of 2018, and $16 million in the second quarter of 2017, the yield on interest earning assets increased 12 basis points compared with the first quarter of 2018, and 31 basis points, compared with the second quarter of 2017. The yield benefited from the recent increases in short-term interest rates.
The effective rate on total deposits and interest-bearing liabilities increased to 0.40% for the second quarter of 2018, from 0.33% for the first quarter of 2018, and 0.21% for the second quarter of 2017. The increase from both prior periods was primarily due to an increase in both the rate paid on wholesale funding and deposits as a result of changes in short-term interest rates and a change in the overall composition of balance sheet funding. The total cost of deposits for the second quarter of 2018 was 0.22%, compared with 0.15% for the first quarter of 2018, and 0.11% for the second quarter of 2017.
The net interest margin remained flat at 3.56% in the second quarter of 2018, compared with the first quarter of 2018, and increased from 3.52% in the same prior year period. Excluding the previously described effect of interest

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ZIONS BANCORPORATION
Press Release – Page 3
July 23, 2018

recoveries and adjusting for the effect of the change to the corporate tax rate on fully taxable equivalent yields, the net interest margin would have been 3.55% in the current period, which compares with 3.49% and 3.39% in the prior quarter and the year ago period, respectively.

Noninterest Income
				2Q18 - 1Q18		2Q18 - 2Q17
(In millions)	2Q18	1Q18	2Q17	$	%	$	%
Service charges and fees on deposit accounts	$42	$42	$43	$—	—%	$(1)	(2)%
Other service charges, commissions and fees	55	55	56	—	—	(1)	(2)
Wealth management and trust income	14	12	10	2	17	4	40
Loan sales and servicing income	7	6	6	1	17	1	17
Capital markets and foreign exchange	7	8	6	(1)	(13)	1	17
Customer-related fees	125	123	121	2	2	4	3
Dividends and other investment income	11	11	10	—	—	1	10
Securities gains (losses), net	1	—	2	1	NM	(1)	(50)
Other	1	4	(1)	(3)	(75)	2	200
Total noninterest income	$138	$138	$132	$—	—	$6	5
Total noninterest income for the second quarter of 2018 increased by $6 million, or 5%, to $138 million from $132 million, primarily due to a $4 million, or 3%, increase in customer-related fees and a $2 million increase in other noninterest income. Customer-related fees increased mainly from wealth management and trust income, loan syndication fees, and investment service fees.

Noninterest Expense
				2Q18 - 1Q18		2Q18 - 2Q17
(In millions)	2Q18	1Q18	2Q17	$	%	$	%
Salaries and employee benefits	$266	$269	$240	$(3)	(1)%	$26	11%
Occupancy, net	32	31	32	1	3	—	—
Furniture, equipment and software, net	32	33	32	(1)	(3)	—	—
Credit-related expense	7	7	8	—	—	(1)	(13)
Provision for unfunded lending commitments	7	(7)	3	14	200	4	133
Professional and legal services	14	12	14	2	17	—	—
Advertising	7	5	6	2	40	1	17
FDIC premiums	14	13	13	1	8	1	8
Other	49	49	57	—	—	(8)	(14)
Total noninterest expense	$428	$412	$405	$16	4	$23	6
Adjusted noninterest expense [1]	$420	$419	$399	$1	—%	$21	5%

[1]	For information on non-GAAP financial measures, see pages 17-20.
Noninterest expense for the second quarter of 2018 was $428 million, compared with $405 million for the second quarter of 2017. Salaries and employee benefits increased $26 million from the second quarter of 2017 to the second quarter of 2018. The increase was primarily due to an $11 million increase in incentive compensation due to stronger financial performance relative to 2017, an $8 million increase in base salaries due to increased headcount and annual merit increases, and $3 million increases in base salaries and bonuses to be paid to certain employees as a result of the recent tax reform. The provision for unfunded lending commitments increased by $4 million, primarily due to

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ZIONS BANCORPORATION
Press Release – Page 4
July 23, 2018

increased unfunded lending commitments and a change in the mix of the portfolio. Other noninterest expense decreased by $8 million, primarily due to reduced revenue sharing with the FDIC for certain loans purchased in 2009 as the agreement with the FDIC ended in the first quarter of 2018.
Adjusted noninterest expense for the second quarter of 2018 increased $21 million, or 5%, to $420 million, compared with $399 million for the same prior year period. The main variance between noninterest expense and adjusted noninterest expense for both the second quarters of 2018 and 2017 is the provision for unfunded lending commitments, which was $7 million and $3 million, respectively.
Our efficiency ratio was 60.9% in the second quarter of 2018, compared with 61.3% in the first quarter of 2018, and 59.8% in the second quarter of 2017. For information on non-GAAP financial measures, see pages 17-20.

Income Taxes
Our income tax rate was 22.1% for the second quarter of 2018, compared with 22.7% for the first quarter of 2018 and 32.3% for the second quarter of 2017. The income tax rates for the first and second quarters of 2018 were positively impacted by the decrease in the corporate federal income tax rate to 21% from 35%, effective January 1, 2018.
BALANCE SHEET ANALYSIS

Asset Quality
				2Q18 - 1Q18		2Q18 - 2Q17
(In millions)	2Q18	1Q18	2Q17	bps		bps
Ratio of nonperforming assets to loans and leases and other real estate owned	0.77%	0.87%	1.12%	(10)		(35)
Annualized ratio of net loan and lease charge-offs (recoveries) to average loans	(0.11)%	0.05%	0.06%	(16)		(17)
Ratio of allowance for loan losses to loans and leases, at period end	1.08%	1.05%	1.25%	3		(17)
				$	%	$	%
Classified loans	$947	$1,023	$1,317	$(76)	(7)%	$(370)	(28)%
Nonperforming assets	347	392	490	(45)	(11)%	(143)	(29)%
Net loan and lease charge-offs (recoveries)	(12)	5	7	(17)	(340)%	(19)	(271)%
Provision for credit losses	12	(47)	10	59	126%	2	20%
Asset quality continued to improve for the entire loan portfolio when compared with the prior quarter and the same prior year period, primarily due to improvements in the oil and gas-related portfolio and decreases in overall classified and nonperforming assets.
The Company recorded a $12 million provision for credit losses during the second quarter of 2018, compared with $(47) million during the first quarter of 2018, and $10 million for the second quarter of 2017. The $12 million provision primarily reflects qualitative adjustments related to enhancements to our internal risk grading system, increased economic uncertainty related to potential trade disruptions, and the potential credit impacts of rising interest rates, offset by net recoveries and improved credit quality metrics in the entire loan portfolio. The allowance for loan

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ZIONS BANCORPORATION
Press Release – Page 5
July 23, 2018

losses was $490 million at June 30, 2018, compared with $544 million at June 30, 2017, or 1.08% and 1.25% of loans and leases, respectively.

Loans and Leases
				2Q18 - 1Q18		2Q18 - 2Q17
(In millions)	2Q18	1Q18	2Q17	$	%	$	%
Loans held for sale	$84	$90	$53	$(6)	(7)%	$31	58
Loans and leases:
Commercial	23,245	23,140	22,203	105	—	1,042	5
Commercial real estate	10,973	11,122	11,198	(149)	(1)	(225)	(2)
Consumer	11,012	10,821	10,282	191	2	730	7
Loans and leases, net of unearned income and fees	45,230	45,083	43,683	147	—	1,547	4
Less allowance for loan losses	490	473	544	17	4	(54)	(10)
Loans held for investment, net of allowance	$44,740	$44,610	$43,139	$130	—	$1,601	4
Loans and leases, net of unearned income and fees, increased $1.5 billion, or 4%, to $45.2 billion at June 30, 2018 from $43.7 billion at June 30, 2017. The largest increases were in commercial loans, predominantly in municipal loans, which increased $517 million, and consumer loans, mainly 1-4 family residential loans, which increased $502 million. Term commercial real estate loans declined slightly from the prior year, primarily due to payoffs and a decline in originations. Unfunded lending commitments increased to $21.2 billion at June 30, 2018, compared with $19.3 billion at June 30, 2017.

Deposits
				2Q18 - 1Q18		2Q18 - 2Q17
(In millions)	2Q18	1Q18	2Q17	$	%	$	%
Noninterest-bearing demand	$24,007	$23,909	$24,172	$98	—%	$(165)	(1)%
Interest-bearing:
Savings and money market	25,562	25,473	25,165	89	—	397	2
Time	4,011	3,581	3,041	430	12	970	32
Total deposits	$53,580	$52,963	$52,378	$617	1	$1,202	2
Total deposits increased by $1.2 billion, or 2%, from $52.4 billion at June 30, 2017. Average total deposits increased slightly to $52.9 billion for the second quarter of 2018 compared with $52.3 billion for the second quarter of 2017. Average noninterest bearing deposits decreased slightly to $23.6 billion for the second quarter of 2018, compared with $23.8 billion for the second quarter of 2017, and were approximately 45% of average total deposits for both periods.

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ZIONS BANCORPORATION
Press Release – Page 6
July 23, 2018

Shareholders’ Equity
				2Q18 - 1Q18		2Q18 - 2Q17
(In millions)	2Q18	1Q18	2Q17	$	%	$	%
Shareholders’ equity:
Preferred Stock	$566	$566	$566	$—	—%	$—	—%
Common Stock	4,231	4,346	4,660	(115)	(3)	(429)	(9)
Retained earnings	3,139	2,999	2,572	140	5	567	22
Accumulated other comprehensive income (loss)	(315)	(267)	(49)	(48)	(18)	(266)	(543)
Total shareholders' equity	$7,621	$7,644	$7,749	$(23)	—	$(128)	(2)
During the second quarter of 2018, the Company increased its common stock dividend to $0.24 per share from $0.20 per share in the first quarter of 2018. Common stock repurchases during the current quarter totaled $120 million, or 2.1 million shares, which is equivalent to 1.1% of common stock outstanding as of March 31, 2018. During the last four quarters the Company has repurchased $465 million, or 9.2 million shares, which is equivalent to 4.5% of common stock outstanding as of June 30, 2017. Weighted average diluted shares increased by 1.1 million compared with the second quarter of 2017, primarily due to the dilutive impact of warrants that have been outstanding since 2008 (“TARP” warrants - NASDAQ: ZIONZ) and 2010 (NASDAQ: ZIONW) and employee equity grants. The dilutive effect of the warrants has been particularly prominent during the past year as the stock price has appreciated $8.78 per share, or 20%. As of June 30, 2018, the Company had 2.5 million and 29.3 million warrants outstanding of ZIONZ (TARP) and ZIONW warrants, respectively. The ZIONZ warrants expire on November 14, 2018 and the ZIONW warrants expire on May 22, 2020. Preferred dividends are expected to be $34 million for all of 2018.
Tangible book value per common share increased to $30.91 at June 30, 2018, compared with $30.50 at June 30, 2017. Basel III common equity tier 1 (“CET1”) capital was $6.4 billion at June 30, 2018, compared with $6.2 billion at June 30, 2017; the increase was primarily due to a $567 million increase in retained earnings, partially offset by share repurchases. The estimated Basel III CET1 capital ratio was 12.2% at June 30, 2018 compared to 12.3% at June 30, 2017. For information on non-GAAP financial measures, see pages 17-20.
On June 21, 2018, the Company announced the results of its internal stress test exercise as well as results communicated to the Company by the Federal Reserve Board with respect to the Federal Reserve's stress test of Zions' financial and capital strength. In prior years, the Federal Reserve Board of Governors has released the results of its own Dodd-Frank Act stress tests ("DFAST") for Zions Bancorporation and other regional and larger banks. However, in accordance with the Economic Growth, Regulatory Relief and Consumer Protection Act of 2018, which was recently signed into law, Zions Bancorporation and other bank holding companies with assets of less than $100 billion are, at this point in time, no longer subject to the Federal Reserve's DFAST protocols. The Federal Reserve announced that it will not publicly release the results of its stress test for Zions Bancorporation, but authorized Zions to publish the Federal Reserve's results as communicated to the Company. The results of both stress tests reflect DFAST capital actions as defined in relevant regulations. Subsequently, interagency regulatory guidance was issued, effectively notifying the Company that it would no longer be subject to the requirements of the Comprehensive

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ZIONS BANCORPORATION
Press Release – Page 7
July 23, 2018

Capital Analysis and Review, DFAST, liquidity stress testing and the Liquidity Coverage Ratio, and the so-called “Living Will” requirement, all of which is expected to reduce the Company’s regulatory burden.
The Company continues to pursue its proposed merger of the Bank Holding Company with, and into, its Bank in order to further reduce regulatory duplication. In July 2018, the Company received approvals for the merger from the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation. Additionally, the Company has received notice of the proposed decision by the Financial Stability Oversight Council that ZB, N.A., as successor to Zions Bancorporation in the merger, should not be treated as a systemically important financial institution under the Dodd-Frank Act pursuant to an appeal made by the Company under Section 117 of the Act. Subject to shareholder approval and the satisfaction of certain other conditions, the Company anticipates that the merger will be completed by the end of the third quarter of 2018. Once completed, the restructuring would eliminate the bank holding company structure and associated regulatory framework, and would result in ZB, N.A. being renamed Zions Bancorporation, National Association and becoming the top-level entity within our corporate structure. The Company believes the elimination of the holding company will create significant operational efficiencies, including the elimination of substantial duplicative regulatory examinations and supervision.

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ZIONS BANCORPORATION
Press Release – Page 8
July 23, 2018

Supplemental Presentation and Conference Call
Zions has posted a supplemental presentation to its website, which will be used to discuss these second quarter results at 5:30 p.m. ET this afternoon (July 23, 2018). Media representatives, analysts, investors, and the public are invited to join this discussion by calling (253)-237-1247 (domestic and international) and entering the passcode 8594735 or via on-demand webcast. A link to the webcast will be available on the Zions Bancorporation website at zionsbancorporation.com. The webcast of the conference call will also be archived and available for 30 days.
About Zions Bancorporation
Zions Bancorporation is one of the nation's premier financial services companies with total assets exceeding $65 billion. Zions operates under local management teams and distinct brands in 11 western states: Arizona, California, Colorado, Idaho, Nevada, New Mexico, Oregon, Texas, Utah, Washington and Wyoming. The company is a national leader in Small Business Administration lending and public finance advisory services. In addition, Zions is included in the S&P 500 and NASDAQ Financial 100 indices. Investor information and links to local banking brands can be accessed at zionsbancorporation.com.
Forward-Looking Information
This earnings release includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Statements in the earnings release that are based on other than historical information or that express Zions Bancorporation’s expectations regarding future events or determinations are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect, among other things, our current expectations, all of which are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, market trends, industry results or regulatory outcomes to differ materially from those expressed or implied by such forward-looking statements.
Without limiting the foregoing, the words “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “projects,” “should,” “would,” “targets,” “will” and the negative thereof and similar words and expressions are intended to identify forward-looking statements. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about future financial and operating results, the potential timing or consummation of the merger described in the presentation and final report of FSOC, actions to be taken by Zions or receipt of any required approvals or determinations, or the anticipated benefits thereof, including, without limitation, future financial and operating results. Actual results and outcomes may differ materially from those presented, either expressed or implied, in the presentation. Important risk factors that may cause such material differences include, but are not limited to, the actual amount and duration of declines in the price of oil and gas; Zions’ ability to meet operating leverage goals; the rate of change of interest sensitive assets and liabilities relative to changes in benchmark interest rates; risks and uncertainties related to the ability to obtain shareholder and regulatory determinations, or the possibility that such determinations may be

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ZIONS BANCORPORATION
Press Release – Page 9
July 23, 2018

delayed; the ability of Zions Bancorporation to achieve anticipated benefits from the consolidation and regulatory determinations; and legislative, regulatory and economic developments that may diminish or eliminate the anticipated benefits of the consolidation. These risks, as well as other factors, are discussed in Zions Bancorporation’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission (SEC) and available at the SEC’s Internet site (https://www.sec.gov/), and other risks associated with the merger will be more fully discussed in the proxy statement that will be filed with the SEC in connection with the merger, a preliminary version of which was filed with the SEC on July 13, 2018.
Except as required by law, Zions Bancorporation specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.
Important Additional Information and Where to Find It
Zions will file a proxy statement, a preliminary version of which was filed with the SEC on July 13, 2018, and other relevant documents concerning the merger with the SEC. INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You will be able to obtain the documents free of charge at the website maintained by the SEC at www.sec.gov. In addition, you may obtain documents filed with the SEC by Zions free of charge by contacting: Investor Relations, Zions Bancorporation, One South Main Street, 11th Floor, Salt Lake City, Utah 84133, (801) 844-7637.
Participants in Proxy Solicitation
Zions and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Zions’s shareholders in connection with the merger. Information about the directors and executive officers of Zions and their ownership of Zions stock is set forth in Zions’s Annual Report on Form 10-K for the year ended December 31, 2017 and the proxy statement for Zions’ 2017 Annual Meeting of Shareholders. Investors may obtain additional information regarding the interests of such participants by reading the proxy statement for the proposed merger, a preliminary version of which was filed with the SEC on July 13, 2018.

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ZIONS BANCORPORATION
Press Release – Page 10
July 23, 2018

FINANCIAL HIGHLIGHTS
(Unaudited)

	Three Months Ended
(In millions, except share, per share, and ratio data)	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
BALANCE SHEET [1]
Loans held for investment, net of allowance	$44,740	$44,610	$44,262	$43,615	$43,139
Total assets	66,457	66,481	66,288	65,564	65,446
Deposits	53,580	52,963	52,621	52,099	52,378
Total shareholders’ equity	7,621	7,644	7,679	7,761	7,749
STATEMENT OF INCOME
Net earnings applicable to common shareholders	$187	$231	$114	$152	$154
Net interest income	548	542	526	522	528
Taxable-equivalent net interest income [2]	553	547	535	531	537
Total noninterest income	138	138	139	139	132
Total noninterest expense	428	412	417	413	405
Adjusted pre-provision net revenue [2]	270	265	259	251	268
Provision for loan losses	5	(40)	(11)	5	7
Provision for unfunded lending commitments	7	(7)	(1)	(4)	3
Provision for credit losses	12	(47)	(12)	1	10
SHARE AND PER COMMON SHARE AMOUNTS
Net earnings per diluted common share	$0.89	$1.09	$0.54	$0.72	$0.73
Dividends	0.24	0.20	0.16	0.12	0.08
Book value per common share [1]	36.11	35.92	36.01	36.03	35.54
Tangible book value per common share [1,2]	30.91	30.76	30.87	30.93	30.50
Weighted average common and common-equivalent shares outstanding (in thousands)	209,247	210,243	209,681	209,106	208,183
Common shares outstanding (in thousands) [1]	195,392	197,050	197,532	199,712	202,131
SELECTED RATIOS AND OTHER DATA
Return on average assets	1.19%	1.45%	0.74%	0.97%	1.03%
Return on average common equity	10.6%	13.3%	6.3%	8.3%	8.6%
Tangible return on average tangible common equity [2]	12.4%	15.5%	7.4%	9.8%	10.2%
Net interest margin	3.56%	3.56%	3.45%	3.45%	3.52%
Cost of total deposits, annualized	0.22%	0.15%	0.13%	0.12%	0.11%
Efficiency ratio [2]	60.9%	61.3%	61.6%	62.3%	59.8%
Effective tax rate	22.1%	22.7%	52.5%	34.2%	32.3%
Ratio of nonperforming assets to loans and leases and other real estate owned	0.77%	0.87%	0.93%	1.06%	1.12%
Annualized ratio of net loan and lease charge-offs (recoveries) to average loans	(0.11)%	0.05%	0.11%	0.07%	0.06%
Ratio of total allowance for credit losses to loans and leases outstanding [1]	1.21%	1.16%	1.29%	1.36%	1.39%
Full-time equivalent employees	10,217	10,122	10,083	10,041	10,074
CAPITAL RATIOS AND DATA [1]
Common equity tier 1 capital	$6,360	$6,333	$6,239	$6,238	$6,217
Risk-weighted assets	$52,012	$51,779	$51,456	$51,043	$50,575
Tangible common equity ratio	9.2%	9.3%	9.3%	9.6%	9.6%
Common equity tier 1 capital ratio	12.2%	12.2%	12.1%	12.2%	12.3%
Tier 1 leverage ratio	10.5%	10.5%	10.5%	10.6%	10.5%
Tier 1 risk-based capital ratio	13.3%	13.3%	13.2%	13.3%	13.4%
Total risk-based capital ratio	14.8%	14.8%	14.8%	15.0%	15.1%

[1]	At period end.

[2]	For information on non-GAAP financial measures, see pages 17-20.

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ZIONS BANCORPORATION
Press Release – Page 11
July 23, 2018

CONSOLIDATED BALANCE SHEETS

(In millions, shares in thousands)	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
ASSETS
Cash and due from banks	$468	$470	$548	$541	$481
Money market investments:
Interest-bearing deposits	698	717	782	765	1,167
Federal funds sold and security resell agreements	558	696	514	467	427
Investment securities:
Held-to-maturity, at amortized cost (approximate fair value $866, $752, $762, $743 and $774)	878	768	770	746	775
Available-for-sale, at fair value	14,627	14,896	15,161	15,242	15,341
Trading account, at fair value	207	143	148	56	61
Total investment securities	15,712	15,807	16,079	16,044	16,177
Loans held for sale	84	90	44	71	53
Loans and leases, net of unearned income and fees	45,230	45,083	44,780	44,156	43,683
Less allowance for loan losses	490	473	518	541	544
Loans held for investment, net of allowance	44,740	44,610	44,262	43,615	43,139
Other noninterest-bearing investments	1,054	1,073	1,029	1,008	1,012
Premises, equipment and software, net	1,099	1,098	1,094	1,083	1,069
Goodwill and intangibles	1,015	1,016	1,016	1,017	1,019
Other real estate owned	5	5	4	3	4
Other assets	1,024	899	916	950	898
Total assets	$66,457	$66,481	$66,288	$65,564	$65,446
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$24,007	$23,909	$23,886	$24,011	$24,172
Interest-bearing:
Savings and money market	25,562	25,473	25,620	25,179	25,165
Time	4,011	3,581	3,115	2,909	3,041
Total deposits	53,580	52,963	52,621	52,099	52,378
Federal funds purchased and other short-term borrowings	4,158	4,867	4,976	4,624	4,342
Long-term debt	383	383	383	383	383
Reserve for unfunded lending commitments	58	51	58	59	63
Other liabilities	657	573	571	638	531
Total liabilities	58,836	58,837	58,609	57,803	57,697
Shareholders’ equity:
Preferred stock, without par value; authorized 4,400 shares	566	566	566	566	566
Common stock, without par value; authorized 350,000 shares; issued and outstanding 195,392, 197,050, 197,532, 199,712, and 202,131 shares	4,231	4,346	4,445	4,552	4,660
Retained earnings	3,139	2,999	2,807	2,700	2,572
Accumulated other comprehensive income (loss)	(315)	(267)	(139)	(57)	(49)
Total shareholders’ equity	7,621	7,644	7,679	7,761	7,749
Total liabilities and shareholders’ equity	$66,457	$66,481	$66,288	$65,564	$65,446

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ZIONS BANCORPORATION
Press Release – Page 12
July 23, 2018

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
(In millions, except share and per share amounts)	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Interest income:
Interest and fees on loans	$514	$497	$477	$468	$469
Interest on money market investments	7	6	5	5	5
Interest on securities	85	86	80	84	84
Total interest income	606	589	562	557	558
Interest expense:
Interest on deposits	29	20	17	15	14
Interest on short- and long-term borrowings	29	27	19	20	16
Total interest expense	58	47	36	35	30
Net interest income	548	542	526	522	528
Provision for loan losses	5	(40)	(11)	5	7
Net interest income after provision for loan losses	543	582	537	517	521
Noninterest income:
Service charges and fees on deposit accounts	42	42	44	42	43
Other service charges, commissions and fees	55	55	56	55	56
Wealth management and trust income	14	12	12	11	10
Loan sales and servicing income	7	6	6	6	6
Capital markets and foreign exchange	7	8	9	8	6
Customer-related fees	125	123	127	122	121
Dividends and other investment income	11	11	10	9	10
Securities gains (losses), net	1	—	—	5	2
Other	1	4	2	3	(1)
Total noninterest income	138	138	139	139	132
Noninterest expense:
Salaries and employee benefits	266	269	253	251	240
Occupancy, net	32	31	29	35	32
Furniture, equipment and software, net	32	33	34	32	32
Other real estate expense, net	—	—	—	(1)	—
Credit-related expense	7	7	6	7	8
Provision for unfunded lending commitments	7	(7)	(1)	(4)	3
Professional and legal services	14	12	13	15	14
Advertising	7	5	5	6	6
FDIC premiums	14	13	13	15	13
Other	49	49	65	57	57
Total noninterest expense	428	412	417	413	405
Income before income taxes	253	308	259	243	248
Income taxes	56	70	136	83	80
Net income	197	238	123	160	168
Preferred stock dividends	(10)	(7)	(9)	(8)	(12)
Preferred stock redemption	—	—	—	—	(2)
Net earnings applicable to common shareholders	$187	$231	$114	$152	$154
Weighted average common shares outstanding during the period:
Basic shares (in thousands)	195,583	196,722	198,648	200,332	201,822
Diluted shares (in thousands)	209,247	210,243	209,681	209,106	208,183
Net earnings per common share:
Basic	$0.95	$1.16	$0.57	$0.75	$0.76
Diluted	0.89	1.09	0.54	0.72	0.73

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ZIONS BANCORPORATION
Press Release – Page 13
July 23, 2018

Loan Balances Held for Investment by Portfolio Type
(Unaudited)

(In millions)	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Commercial:
Commercial and industrial	$14,134	$14,125	$14,003	$14,041	$13,850
Leasing	358	371	364	343	387
Owner occupied	7,365	7,345	7,288	7,082	7,095
Municipal	1,388	1,299	1,271	1,073	871
Total commercial	23,245	23,140	22,926	22,539	22,203
Commercial real estate:
Construction and land development	2,202	2,099	2,021	2,170	2,186
Term	8,771	9,023	9,103	8,944	9,012
Total commercial real estate	10,973	11,122	11,124	11,114	11,198
Consumer:
Home equity credit line	2,825	2,792	2,777	2,745	2,697
1-4 family residential	6,861	6,768	6,662	6,522	6,359
Construction and other consumer real estate	661	599	597	558	560
Bankcard and other revolving plans	490	488	509	490	478
Other	175	174	185	188	188
Total consumer	11,012	10,821	10,730	10,503	10,282
Loans and leases, net of unearned income and fees	$45,230	$45,083	$44,780	$44,156	$43,683

Nonperforming Assets
(Unaudited)

(In millions)	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017

Nonaccrual loans[1]	$342	$387	$414	$465	$486
Other real estate owned	5	5	4	3	4
Total nonperforming assets	$347	$392	$418	$468	$490
Ratio of nonperforming assets to loans[1] and leases and other real estate owned	0.77%	0.87%	0.93%	1.06%	1.12%
Accruing loans past due 90 days or more	$5	$16	$22	$30	$19
Ratio of accruing loans past due 90 days or more to loans[1] and leases	0.01%	0.04%	0.05%	0.07%	0.04%
Nonaccrual loans and accruing loans past due 90 days or more	$347	$403	$436	$495	$505
Ratio of nonaccrual loans and accruing loans past due 90 days or more to loans[1] and leases	0.77%	0.89%	0.97%	1.12%	1.15%
Accruing loans past due 30-89 days	$119	$98	$120	$99	$98
Restructured loans included in nonaccrual loans	77	86	87	115	137
Restructured loans on accrual	104	143	139	133	167
Classified loans	947	1,023	1,133	1,248	1,317
1 Includes loans held for sale.

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ZIONS BANCORPORATION
Press Release – Page 14
July 23, 2018

Allowance for Credit Losses
(Unaudited)

	Three Months Ended
(In millions)	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Allowance for Loan Losses
Balance at beginning of period	$473	$518	$541	$544	$544
Provision for loan losses	5	(40)	(11)	5	7
Loan and lease charge-offs	13	26	27	25	35
Less: Recoveries	25	21	15	17	28
Net loan and lease charge-offs (recoveries)	(12)	5	12	8	7
Balance at end of period	$490	$473	$518	$541	$544
Ratio of allowance for loan losses to loans[1] and leases, at period end	1.08%	1.05%	1.16%	1.23%	1.25%
Ratio of allowance for loan losses to nonaccrual loans[1] at period end	143%	131%	129%	120%	115%
Annualized ratio of net loan and lease charge-offs (recoveries) to average loans	(0.11)%	0.05%	0.11%	0.07%	0.06%

Reserve for Unfunded Lending Commitments
Balance at beginning of period	$51	$58	$59	$63	$60
Provision for unfunded lending commitments	7	(7)	(1)	(4)	3
Balance at end of period	$58	$51	$58	$59	$63

Allowance for Credit Losses
Allowance for loan losses	$490	$473	$518	$541	$544
Reserve for unfunded lending commitments	58	51	58	59	63
Total allowance for credit losses	$548	$524	$576	$600	$607
Ratio of total allowance for credit losses to loans[1] and leases outstanding, at period end	1.21%	1.16%	1.29%	1.36%	1.39%
1 Does not include loans held for sale.

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ZIONS BANCORPORATION
Press Release – Page 15
July 23, 2018

Nonaccrual Loans by Portfolio Type
(Unaudited)

(In millions)	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017

Loans held for sale	$—	$26	$12	$13	$12
Commercial:
Commercial and industrial	$142	$140	$195	$257	$278
Leasing	7	8	8	8	10
Owner occupied	63	80	90	85	86
Municipal	1	1	1	1	1
Total commercial	213	229	294	351	375
Commercial real estate:
Construction and land development	5	5	4	6	6
Term	53	57	36	41	37
Total commercial real estate	58	62	40	47	43
Consumer:
Home equity credit line	14	14	13	11	11
1-4 family residential	56	54	55	40	43
Construction and other consumer real estate	1	1	—	1	1
Bankcard and other revolving plans	—	1	—	1	—
Other	—	—	—	1	1
Total consumer	71	70	68	54	56
Total nonaccrual loans	$342	$387	$414	$465	$486

Net Charge-Offs by Portfolio Type
(Unaudited)

(In millions)	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Commercial:
Commercial and industrial	$(10)	$—	$10	$4	$11
Leasing	—	1	—	—	—
Owner occupied	—	1	—	—	2
Municipal	—	—	—	—	—
Total commercial	(10)	2	10	4	13
Commercial real estate:
Construction and land development	(1)	(2)	—	—	(8)
Term	(2)	—	1	2	—
Total commercial real estate	(3)	(2)	1	2	(8)
Consumer:
Home equity credit line	(1)	1	—	—	1
1-4 family residential	—	2	(1)	1	—
Construction and other consumer real estate	—	—	(1)	—	—
Bankcard and other revolving plans	2	2	2	—	1
Other	—	—	1	1	—
Total consumer loans	1	5	1	2	2
Total net charge-offs (recoveries)	$(12)	$5	$12	$8	$7

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ZIONS BANCORPORATION
Press Release – Page 16
July 23, 2018

CONSOLIDATED AVERAGE BALANCE SHEETS, YIELDS AND RATES
(Unaudited)

	Three Months Ended
	June 30, 2018		March 31, 2018		June 30, 2017
(In millions)	Average balance	Average yield/rate [1]	Average balance	Average yield/rate [1]	Average balance	Average yield/rate [1]
ASSETS
Money market investments	$1,317	2.02%	$1,495	1.70%	$1,572	1.20%
Securities:
Held-to-maturity	780	3.60%	789	3.54%	788	3.97%
Available-for-sale	14,745	2.14%	14,948	2.18%	15,386	2.11%
Trading account	179	4.06%	102	4.00%	79	3.43%
Total securities	15,704	2.23%	15,839	2.25%	16,253	2.20%
Loans held for sale	72	4.18%	51	3.94%	100	3.24%
Loans held for investment [2]:
Commercial	23,275	4.68%	23,040	4.70%	21,885	4.44%
Commercial real estate	11,075	4.94%	11,065	4.67%	11,236	4.74%
Consumer	10,892	3.98%	10,759	3.94%	10,122	3.83%
Total loans held for investment	45,242	4.57%	44,864	4.51%	43,243	4.38%
Total interest-earning assets	62,335	3.93%	62,249	3.87%	61,168	3.72%
Cash and due from banks	546		592		795
Allowance for loan losses	(480)		(523)		(546)
Goodwill and intangibles	1,016		1,016		1,020
Other assets	3,088		3,032		2,974
Total assets	$66,505		$66,366		$65,411
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
Savings and money market	$25,479	0.26%	$25,296	0.19%	$25,467	0.14%
Time	3,807	1.27%	3,280	1.00%	3,048	0.66%
Total interest-bearing deposits	29,286	0.39%	28,576	0.28%	28,515	0.20%
Borrowed funds:
Federal funds purchased and other short-term borrowings	4,927	1.92%	5,707	1.54%	4,302	0.94%
Long-term debt	383	5.77%	383	5.83%	383	5.77%
Total borrowed funds	5,310	2.19%	6,090	1.81%	4,685	1.34%
Total interest-bearing liabilities	34,596	0.67%	34,666	0.55%	33,200	0.36%
Noninterest-bearing deposits	23,610		23,417		23,819
Total deposits and interest-bearing liabilities	58,206	0.40%	58,083	0.33%	57,019	0.21%
Other liabilities	661		656		565
Total liabilities	58,867		58,739		57,584
Shareholders’ equity:
Preferred equity	566		566		684
Common equity	7,072		7,061		7,143
Total shareholders’ equity	7,638		7,627		7,827
Total liabilities and shareholders’ equity	$66,505		$66,366		$65,411
Spread on average interest-bearing funds		3.26%		3.32%		3.36%
Net yield on interest-earning assets		3.56%		3.56%		3.52%
1 Rates are calculated using amounts in thousands and taxable-equivalent rates used where applicable. The taxable-equivalent rates used are the rates that were applicable at the time of each respective reporting period.
2 Net of unearned income and fees, net of related costs. Loans include nonaccrual and restructured loans.

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ZIONS BANCORPORATION
Press Release – Page 17
July 23, 2018

GAAP to Non-GAAP Reconciliations
(Unaudited)
This press release presents non-GAAP financial measures, in addition to GAAP financial measures, to provide investors with additional information. The adjustments to reconcile from the applicable GAAP financial measures to the non-GAAP financial measures are presented in the following schedules. The Company considers these adjustments to be relevant to ongoing operating results and provide a meaningful base for period-to-period and company-to-company comparisons. These non-GAAP financial measures are used by management to assess the performance and financial position of the Company and for presentations of Company performance to investors. The Company further believes that presenting these non-GAAP financial measures will permit investors to assess the performance of the Company on the same basis as that applied by management.
Non-GAAP financial measures have inherent limitations, and are not required to be uniformly applied by individual entities. Although non-GAAP financial measures are frequently used by stakeholders to evaluate a company, they have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of results reported under GAAP.
The following are non-GAAP financial measures presented in this press release and a discussion of why management uses these non-GAAP measures:
Tangible Book Value per Common Share – this schedule also includes “tangible common equity.” Tangible book value per common share is a non-GAAP financial measure that management believes provides additional useful information about the level of tangible equity in relation to outstanding shares of common stock. Management believes the use of ratios that utilize tangible equity provides additional useful information because they present measures of those assets that can generate income.
Return on Average Tangible Common Equity – this schedule also includes “net earnings applicable to common shareholders, excluding the effects of the adjustments, net of tax” and “average tangible common equity.” Return on average tangible common equity is a non-GAAP financial measure that management believes provides useful information about the Company’s use of shareholders’ equity. Management believes the use of ratios that utilize tangible equity provides additional useful information because they present measures of those assets that can generate income.
Efficiency Ratio – this schedule also includes “adjusted noninterest expense,” “taxable-equivalent net interest income,” “adjusted taxable-equivalent revenue,” and “adjusted pre-provision net revenue (PPNR).” The methodology of determining the efficiency ratio may differ among companies. Management makes adjustments to exclude certain items as identified in the subsequent schedules which it believes allows for more consistent comparability among periods. Management believes the efficiency ratio provides useful information regarding the cost of generating revenue. Adjusted noninterest expense provides a measure as to how well the Company is managing its expenses, and adjusted PPNR enables management and others to assess the Company’s ability to generate capital to cover credit losses through a credit cycle. Taxable-equivalent net interest income allows management to assess the comparability of revenue arising from both taxable and tax-exempt sources.

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ZIONS BANCORPORATION
Press Release – Page 18
July 23, 2018

GAAP to Non-GAAP Reconciliations
(Unaudited)

(In millions, except shares and per share amounts)		June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Tangible Book Value per Common Share
Total shareholders’ equity (GAAP)		$7,621	$7,644	$7,679	$7,761	$7,749
Preferred stock		(566)	(566)	(566)	(566)	(566)
Goodwill and intangibles		(1,015)	(1,016)	(1,016)	(1,017)	(1,019)
Tangible common equity (non-GAAP)	(a)	$6,040	$6,062	$6,097	$6,178	$6,164
Common shares outstanding (in thousands)	(b)	195,392	197,050	197,532	199,712	202,131
Tangible book value per common share (non-GAAP)	(a/b)	$30.91	$30.76	$30.87	$30.93	$30.50

		Three Months Ended
(Dollar amounts in millions)		June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Return on Average Tangible Common Equity
Net earnings applicable to common shareholders (GAAP)		$187	$231	$114	$152	$154
Adjustments, net of tax:
Amortization of core deposit and other intangibles		—	—	1	1	1
Net earnings applicable to common shareholders, excluding the effects of the adjustments, net of tax (non-GAAP)	(a)	$187	$231	$115	$153	$155
Average common equity (GAAP)		$7,072	$7,061	$7,220	$7,230	$7,143
Average goodwill and intangibles		(1,016)	(1,016)	(1,017)	(1,018)	(1,020)
Average tangible common equity (non-GAAP)	(b)	$6,056	$6,045	$6,203	$6,212	$6,123
Number of days in quarter	(c)	91	90	92	92	91
Number of days in year	(d)	365	365	365	365	365
Return on average tangible common equity (non-GAAP)	(a/b/c)*d	12.4%	15.5%	7.4%	9.8%	10.2%

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ZIONS BANCORPORATION
Press Release – Page 19
July 23, 2018

GAAP to Non-GAAP Reconciliations
(Unaudited)

		Three Months Ended
(In millions)		June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Efficiency Ratio
Noninterest expense (GAAP)	(a)	$428	$412	$417	$413	$405
Adjustments:
Severance costs		1	—	1	1	—
Other real estate expense		—	—	—	(1)	—
Provision for unfunded lending commitments		7	(7)	(1)	(4)	3
Amortization of core deposit and other intangibles		—	—	1	2	2
Restructuring costs		—	—	1	1	1
Total adjustments	(b)	8	(7)	2	(1)	6
Adjusted noninterest expense (non-GAAP)	(a-b)=(c)	$420	$419	$415	$414	$399
Net interest income (GAAP)	(d)	$548	$542	$526	$522	$528
Fully taxable-equivalent adjustments	(e)	5	5	9	9	9
Taxable-equivalent net interest income (non-GAAP)	(d+e)=(f)	553	547	535	531	537
Noninterest income (GAAP)	(g)	138	138	139	139	132
Combined income (non-GAAP)	(f+g)=(h)	691	685	674	670	669
Adjustments:
Fair value and nonhedge derivative income		—	1	—	—	—
Securities gains (losses), net		1	—	—	5	2
Total adjustments	(i)	1	1	—	5	2
Adjusted taxable-equivalent revenue (non-GAAP)	(h-i)=(j)	$690	$684	$674	$665	$667
Pre-provision net revenue (PPNR)	(h)-(a)	$263	$273	$257	$257	$264
Adjusted PPNR (non-GAAP)	(j-c)	270	265	259	251	268
Efficiency ratio (non-GAAP)	(c/j)	60.9%	61.3%	61.6%	62.3%	59.8%

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ZIONS BANCORPORATION
Press Release – Page 20
July 23, 2018

		Six Months Ended
(In millions)		June 30, 2018		June 30, 2017
Efficiency Ratio
Noninterest expense (GAAP)	(a)	$840		$819
Adjustments:
Severance costs		(1)		5
Other real estate expense		1		—
Provision for unfunded lending commitments		—		(2)
Debt extinguishment cost		—		—
Amortization of core deposit and other intangibles		1	4	3
Restructuring costs		—		2
Total adjustments	(b)	1		8
Adjusted noninterest expense (non-GAAP)	(a-b)=(c)	$839		$811
Net interest income (GAAP)	(d)	$1,090		$1,017
Fully taxable-equivalent adjustments	(e)	10		17
Taxable-equivalent net interest income (non-GAAP)	(d+e)=(f)	1,100		1,034
Noninterest income (GAAP)	(g)	276		264
Combined income (non-GAAP)	(f+g)=(h)	1,376		1,298
Adjustments:
Fair value and nonhedge derivative income (loss)		2		(1)
Securities gains, net		1		7
Total adjustments	(i)	3		6
Adjusted taxable-equivalent revenue (non-GAAP)	(h-i)=(j)	$1,373		$1,292
Pre-provision net revenue (PPNR)	(h)-(a)	$536		$479
Adjusted PPNR (non-GAAP)	(j-c)	534		481
Efficiency ratio (non-GAAP)	(c/j)	61.1%		62.8%

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